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                                                                    Exhibit 9(b)

                               LICENSE AGREEMENT

     This License Agreement dated as of December __, 1997, by and between LaSalle Partners Incorporated, a _______ corporation ("Licensor"), and LaSalle Partners Master Trust, a Delaware business trust ("Licensee").

                              W I T N E S S E T H:

     WHEREAS, Licensee has retained an affiliate of Licensor to provide investment management services to Licensee; and

     WHEREAS, Licensee desires to use the trademark "LaSalle Partners" (the "Mark") in its corporate name and business and Licensor is willing to permit the use of the Mark by Licensee subject to the terms and conditions set forth herein;

     NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

     1.  License.  Subject to the terms of this Agreement, Licensor grants to
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Licensee a non-exclusive, non-transferable license (the "License") to use the
Mark in Licensee's corporate name and in connection with its lawful business activities as a registered open-end management investment company, and for no other purpose. THE MARK IS LICENSED "AS IS", WITHOUT ANY WARRANTY, INCLUDING ANY WARRANTY OF TITLE AND NON-INFRINGEMENT.

     2.  Use of Mark.  Licensee agrees and warrants to Licensor that it shall
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not at any time use the Mark in connection with the sale of, or offer to sell, any security in violation of applicable federal and state laws and regulations. Licensee acknowledges and agrees that Licensor may license, use or grant to any other person or entity the right to use the Mark in any form, alone or in association with any other name or Mark, in connection with the business of another investment company, or for any other purpose whatsoever.

     3.  Infringements.  Licensee agrees to notify Licensor promptly of any
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potential infringements of the Mark by third parties which come to its attention. Licensor retains the exclusive right and discretion to determine what constitutes an infringement and to decide whether to take or defend legal action. Licensee agrees to cooperate fully in any such undertaking, and Licensor shall maintain complete control over the action.

     4.  Termination.  The License shall terminate:  (i) upon 30 days' written
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notice by Licensor to Licensee with or without cause; (ii) automatically if
Licensee shall become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, become the subject of any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or have wound up its business or liquidated, whether voluntarily or otherwise; (iii) automatically in the event that Licensor or its affiliates or subsidiaries shall cease to be the investment manager to Licensee; or (iv) automatically in the
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event of a court or other governmental order directing Licensor or Licensee to cease use of the Mark. Upon termination of the License, Licensee shall cease and desist from all use of the Mark in any way and shall, within ten days thereof, file all necessary documents to change its corporate name and cancel all assumed and fictitious or trade name filings in all jurisdictions.

     5.  Ownership of the Mark.  Licensee acknowledges Licensor's exclusive
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right, title and interest in and to the Mark and any registration that has issued or may issue thereon, and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair such right, title and interest. Licensee further agrees to take all appropriate action, including the use of recognized symbols and abbreviations, to evidence Licensor's ownership of the Mark.

     6.  Notices.  Any notice or other communication shall be deemed
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sufficiently given if given in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

     If to Licensor:

       LaSalle Partners Incorporated
       200 East Randolph Drive
       Chicago, IL  60601

       Attn:  Secretary

     If to Licensee:

       LaSalle Partners Master Trust
       100 East Pratt Street
       Baltimore, MD  21202

       Attn:  Secretary


       7.  Governing Law.  This Agreement shall be governed by and construed
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under the laws of the State of Maryland, without giving effect to the conflict of laws provisions thereof.

       8.  Miscellaneous.  If any provision of this Agreement shall be held or
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made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby. The title of this Agreement and the headings of the sections herein are for convenience of the parties only, and are not intended to be part of or affect the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any

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other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

       9.  Limitation of Liability.  Licensor expressly acknowledges the
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limitation of liability set forth in the Agreement and Declaration of Trust of
Licensee. Licensor agrees that the obligations assumed by Licensee pursuant to this Agreement shall be limited in any case to the assets of Licensee and Licensor shall not seek satisfaction of any such obligations from the shareholders, trustees or officers of Licensee, or any of them.

       IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.


Attest:                                 LA SALLE PARTNERS INCORPORATED


_______________________                 By:  __________________________


Attest:                                 LA SALLE PARTNERS MASTER TRUST



_______________________                 By:  __________________________

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